Exhibit 10.16

Prepared by and Return to:
David A. Ebby, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6966
215-988-2700
Tax Parcel No: 31-00-26662-00-1	MONTGOMERY COUNTY COMMISSIONERS REGISTRY
	31-00-26662-00-1 CHELTENHAM
	165 TOWNSHIP LINE RD
	165 TOWNSHIP LINE LP	$15.00
	B 168 U 001 L 4331 DATE: 10/31/2017	MY

OPEN-END MORTGAGE AND SECURITY AGREEMENT
(THIS MORTGAGE SECURES FUTURE ADVANCES)

THIS OPEN-END MORTGAGE AND SECURITY AGREEMENT (“Mortgage”) is dated as of October 20 2017, but made effective as of October 20, 2017, by 165 TOWNSHIP LINE ROAD OWNER LLC, a Delaware limited liability company (“Mortgagor”), having an address at having an address at c/o JOSS Realty Partners B LLC, 1345 Avenue of the Americas, 31st Floor, New York, NY, 10105, in favor of BENEFICIAL BANK, a Pennsylvania financial institution (“Mortgagee”), having an address 1818 Beneficial Place, 1818 Market Street, 21st Floor, Philadelphia, PA 19103, Attn: Paul F. Glanville.

W I T N E S S E T H:

A. Mortgagor is the owner of certain real estate described more particularly on Exhibit A attached hereto (the “Land”), which is commonly known as 165 Township Line Road, Jenkintown, PA.

B. As evidenced by certain mortgage notes of even date, executed by Mortgagor in favor of Mortgagee, in the respective original principal amounts of $8,558,000.00 (the “Acquisition Note”), and $667,000.00 (the “TI/LC Note”) (as the same may be amended, modified or restated from time to time, and any replacement or successor note or notes, the “Notes”), Mortgagor is indebted to the Mortgagee in the aggregate principal amount of $9,225,000.00, or so much thereof as may be advanced by Mortgagee to or for the benefit of Mortgagor, pursuant to a Construction Loan and Security Agreement of even date herewith among Mortgagor, as borrower, and Mortgagee, as lender (the “Loan Agreement”), with interest thereon at the rate and times, in the manner and according to the terms and conditions specified in the Notes, all of which are incorporated herein by reference.

NOW, THEREFORE, in consideration of the indebtedness, and as security for payment to Mortgagee of the principal with interest, and all other sums provided for in the Notes, this Mortgage, the Loan Agreement and all other documents evidencing and/or securing the Loan, and any extensions thereof and/or modifications thereto (such documents, collectively, the “Loan Documents”) according to their respective terms and conditions and for performance of the agreements, conditions, covenants, provisions and stipulations contained herein and in the Loan Agreement, Mortgagor does hereby grant, convey and mortgage unto the Mortgagee the Land,

TOGETHER WITH ALL OF MORTGAGOR’S RIGHT, TITLE AND INTEREST IN:

(1) any and all buildings and improvements now or hereafter erected on the Land;

(2) any and all fixtures, appliances, machinery and equipment of any nature whatsoever, and other articles of personal property at any time now or hereafter installed in, attached to or situated in or upon the above described Land or any buildings and improvements now or hereafter erected thereon, or used or intended to be used in connection with the Land, or in the operation of the buildings and improvements, or dwellings situate thereon, whether or not the personal property is or shall be affixed thereto;

(3) all building materials, fixtures, building machinery and building equipment delivered on site to the Land during the course of, or in connection with, construction of any buildings and improvements; and

(4) any and all tenements, hereditaments and appurtenances belonging to the real estate or any part thereof hereby mortgaged or intended so to be, or in any way appertaining thereto, and all streets, alleys, passages, ways, water courses and all easements and covenants now existing or hereafter created for the benefit of Mortgagor or any subsequent owner or tenant of the Land over ground adjoining the Land and all rights to enforce the maintenance thereof, and all other rights, liberties, licenses, fees and privileges of whatsoever kind or character, and the reversions and remainders, income, rents, issues and profits arising therefrom, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law or in equity, of Mortgagor in and to the Land or any part thereof. All of the foregoing interests are sometimes collectively referred to herein as the “Mortgaged Property”.

ALSO TOGETHER WITH any and all awards heretofore and hereafter made to the present and all subsequent owners of the Mortgaged Property by any governmental or other lawful authorities for taking or damaging by eminent domain the whole or any part of the Mortgaged Property or any easement therein, including any awards for any changes of grade of streets, which said awards are hereby assigned to the Mortgagee, who is hereby authorized to collect and receive the proceeds of any such awards from such authorities and to give proper receipts and acquittances therefor, subject to Section 6 hereof to apply the same (after deduction of reasonable attorneys’ fees and other costs of collecting the funds) toward the payment of the amount owing on account of this Mortgage and the Notes, notwithstanding that the amount owing thereon may not then be due and payable; and Mortgagor hereby agrees, upon request, to make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning the aforesaid awards to Mortgagee, free, clear and discharged of any and all encumbrances of any kind of nature whatsoever. Mortgagor further agrees to give Mortgagee immediate notice of the actual or threatened commencement of any proceedings in the nature of eminent domain affecting all or any part of the Mortgaged Property, and will deliver to Mortgagee copies of any papers served upon Mortgagor in connection with any such proceedings.

TO HAVE AND TO HOLD the Mortgaged Property hereby conveyed or mentioned and intended so to be, unto Mortgagee, to its own use forever.

PROVIDED ALWAYS, and this instrument is upon the express condition that, if Mortgagor pays to Mortgagee the principal sum mentioned in the Notes, the interest thereon and all other sums payable by Mortgagor to Mortgagee as are secured hereby, in accordance with the provisions of the Notes, this Mortgage and the other Loan Documents, at the times and in the manner specified, without deduction, fraud or delay, and Mortgagor complies with all the terms and conditions contained herein and Mortgagor complies with all the terms and conditions contained in the other Loan Documents, then this Mortgage and the estate hereby granted shall cease and become void.

MORTGAGOR COVENANTS with the Mortgagee that until the indebtedness secured hereby is fully repaid:

1. Payment and Performance: Mortgagor shall pay to Mortgagee, in accordance with the terms of the Notes and this Mortgage, the principal and interest, and other sums therein set forth; and shall comply with all the terms and conditions of the Notes and this Mortgage and the Loan Agreement.

2. Maintenance of Mortgaged Property: Mortgagor shall abstain from and shall not permit the commission of waste in or about the Mortgaged Property and other than as contemplated by the Loan Agreement, including capital expenditures and tenant improvements shall not remove, or demolish, or alter the structural character of, any building hereafter erected on the Mortgaged Property. Without the prior written consent of Mortgagee, Mortgagor shall not permit the Mortgaged Property to become deserted or unguarded, and shall maintain the Mortgaged Property in good condition and repair damage by fire, other casualty or condemnation, reasonable wear and tear excepted.

3. Indemnification: Mortgagor shall protect, indemnify and save harmless Mortgagee from and against all action, costs, actual losses, damages and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Mortgagee and arising from any state of facts or circumstances existing prior to Mortgagee’s acquiring title through foreclosure or a deed in lieu of foreclosure or due to any action or inaction of Mortgagor or any occupant of the Mortgaged Property by reason of: (i) the ownership of this Mortgage, the Mortgaged Property or any interest therein or receipt of any rents; (ii) any accident, injury to or death to persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any use or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; and (iv) the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof. Any amounts payable to Mortgagee by reason of the application of this Paragraph shall be included in the indebtedness evidenced by the Notes and secured by the Mortgage, and shall become immediately due and payable and shall bear interest at the Default Rate (as defined in the Notes) from the date loss or damage is sustained by Mortgagee until paid. The obligations of Mortgagor under this Paragraph shall survive any satisfaction, assignment, foreclosure or delivery of a deed in lieu of foreclosure of this Mortgage for a period of twelve (12) months.

4. Insurance:

(a) Mortgagor shall keep the Mortgaged Property continuously insured during the term of this Mortgage and shall furnish the following to Mortgagee:

(i) Insurance against loss or damage by fire, vandalism, explosion and from such other hazards as are presently included in standard “special cause of loss” form insurance endorsements, and an endorsement providing that such insurance shall not be voided by reason of the occupancy by any tenant of the Mortgaged Property. The amount of such insurance shall be as reasonably required by Mortgagee from time to time, but not less than 100% of the “full replacement cost” of the buildings, structures, improvements and fixtures without deduction for depreciation (but excluding the value of roads, foundations and similar improvements). During any period while buildings and/or tenant improvements on the Mortgaged Property are being constructed or reconstructed, the fire insurance required pursuant to this Paragraph shall be in the form of a “builder’s risk” policy on a completed value, non-reporting basis, including collapse and transit coverage, with deductibles and a soft cost endorsement in amounts reasonably satisfactory to Mortgagee and such other endorsements as Mortgagee may reasonably require.

(ii) Rent insurance against loss of income arising out of loss of damage by and from the hazards described in Section 4(a)(i) hereof, in an amount equal to one year’s gross rental income to the owner of the Mortgaged Property, or, if appropriate, business interruption insurance in an amount as reasonably required by Mortgagee from time to time.

(iii) Commercial general liability insurance on an “occurrence” basis against claims for bodily injury or death and property damage occurring upon, in or about the Mortgaged Property in such amounts as Mortgagee may from time to time reasonably require.

(iv) Worker’s compensation insurance in an amount equal to Mortgagor’s full statutory liability and covering all of Mortgagor’s employees wherever located and during any period while any buildings and/or tenant improvements on the Mortgaged Property are being constructed or reconstructed, worker’s compensation insurance covering all persons employed in such construction or reconstruction, together with employer’s liability insurance in such an amount as Mortgagee may from time to time reasonably require.

(v) Flood hazard insurance in the full replacement cost of all improvements constructed on the Land, or evidence reasonably satisfactory to Mortgagee that the Mortgaged Property is not located in a special flood hazard zone.

(vi) Such other insurance on the Mortgaged Property, or any replacements or substitutions therefor, or additions thereto, and in such amounts as may from time to time reasonably be required by Mortgagee.

(b) All insurance shall be subject to the reasonable approval of Mortgagee as to insurance companies, amounts, contents and form of policies and expiration dates, and shall contain a non-contributory mortgagee clause in favor of and satisfactory to Mortgagee excluding Mortgagee from the operation of any coinsurance clause contained in any such policy and, as to the policies required under subsections (i), (ii) and (v) above, naming Mortgagee as loss payee. The policy required under subsection (in) hereof shall name Mortgagee as an additional insured party. All such policies shall be issued by companies licensed in the State in which the Mortgaged Property is located and having a Best’s financial rating of A or better and a size class rating of X or larger. Such policies shall provide for the payment of all costs and expenses incurred by Mortgagee in the event of any contested claim and shall not be canceled or otherwise terminated without at least thirty (30) days’ prior written notice to Mortgagee.

(c) Mortgagor will deliver certificates evidencing such insurance, together with copies of such policies manually certified by the entity issuing such certificates to Mortgagee, and, not less than fifteen (15) days prior to the expiration date of each such policy, will deliver to Mortgagee a renewal policy or policies or certificates evidencing insurance if the policies are master policies marked “premium paid” or accompanied by other evidence of payment satisfactory to Mortgagee. Mortgagor will not permit any condition to exist on the Mortgaged Property which would invalidate the insurance thereon.

(d) If there occurs any loss or damage to the Mortgaged Property, Mortgagor will give prompt notice thereof to Mortgagee, and Mortgagee may make proof of loss thereof if not made promptly by Mortgagor. If an Event of Default has occurred and is continuing, Mortgagee may on behalf of Mortgagor adjust and compromise any claims under such insurance and collect and receive the proceeds thereof and endorse drafts, and Mortgagee is hereby irrevocably appointed attorney-in-fact of Mortgagor for such purposes. Otherwise, Mortgagor shall be permitted to make all proofs of claims and settle same. Each insurance company concerned is hereby authorized and directed to make payment under such policies of casualty and rent insurance, including return of unearned premiums, directly to Mortgagee instead of to Mortgagor and Mortgagee jointly, and Mortgagor appoints Mortgagee, irrevocably, as Mortgagor’s attorney-in-fact to endorse any draft thereof. Notwithstanding the foregoing, if the claim is less than $250,000.00 and no Event of Default has occurred and is continuing, then Mortgagor shall have the right to settle such claim or use the proceeds for restoration of the Mortgaged Property.

(e) Subject to the terms of Section 6 below, Mortgagee shall have the right, at its sole discretion, to retain and apply the proceeds of any casualty insurance to reduction of the indebtedness secured hereby (without any prepayment premium) and/or to retain and apply the proceeds of any rent insurance on account of the payments of the regular monthly installments due under the Notes as they fall due, or to restoration or repair of the Mortgaged Property. If Mortgagee is not obligated pursuant to Section 6 hereof, to release the insurance proceeds to Mortgagor and Mortgagee elects to apply the proceeds against the indebtedness secured hereby, if such proceeds are insufficient to repay the Loan in full, Mortgagee may, at its sole discretion, declare the entire outstanding principal balance of the Loan due and payable in ninety (90) days. If Mortgagee receives proceeds of rent loss or business interruption insurance beyond those required to be applied for the current month, Mortgagee may retain such additional proceeds in escrow, for the account of Mortgagor, and apply such proceeds on a monthly basis, provided that any such proceeds not needed to be applied to keep Mortgagor current and not in default hereunder during the reasonably estimated period of time when the rents from the Mortgaged Property shall be inadequate to provide Mortgagor with sufficient funds to pay Mortgagee the amounts falling due each month shall be paid to Mortgagor to pay the other expenses of the Mortgaged Property.

(f) Mortgagor shall promptly comply with and conform to all provisions of each insurance policy and all requirements of the insurers thereunder, applicable to Mortgagor or the Mortgaged Property, even if such compliance necessitates structural changes or improvements or results in interference with the use or enjoyment of the Mortgaged Property.

(g) If Mortgagee shall acquire title to the Mortgaged Property pursuant to proceedings under the Notes, this Mortgage, or a deed in lieu of foreclosure, then all of Mortgagor’s estate, right, title and interest in and to all such policies, including unearned premiums relating solely to the Mortgaged Property and the proceeds thereof, shall vest in Mortgagee.

5. Condemnation: If all or any portion of the Mortgaged Property is taken by eminent domain (or deed in lieu thereof), Mortgagee is hereby authorized to intervene in any such condemnation proceeding and to collect and receive the compensation paid therefor by the condemning authority and to give proper receipts and acquittances therefor. Any reasonable expenses incurred by Mortgagee in intervening in such action or collecting condemnation proceeds (including the cost of any independent appraisal) shall be reimbursed to Mortgagee first out of the condemnation proceeds prior to other payments or disbursements. In furtherance thereof, Mortgagor shall not enter into any agreement with the condemning authority permitting the taking of all or any portion of the Mortgaged Property without Mortgagee’s prior written consent which consent shall not be unreasonably withheld. Mortgagor shall instruct the condemning authority to deliver the condemnation proceeds to Mortgagee, and if such authority delivers the proceeds to Mortgagor instead, Mortgagor will deliver the proceeds to Mortgagee immediately upon its receipt thereof. At Mortgagee’s sole discretion, all condemnation proceeds shall be applied against the outstanding principal balance of the Loan (without any prepayment premium), or to the restoration of the Mortgaged Property in accordance with Section 6 hereof.

6. Restoration of the Mortgaged Property: In the event of a fire or other casualty to the Mortgaged Property or in the event of condemnation, notwithstanding anything in this Mortgage to the contrary, Mortgagee will consent to the use of the net proceeds of any insurance or condemnation award for restoration of the Mortgaged Property if (a) at all times relevant hereto no Event of Default is continuing under this Mortgage or any other Loan Document, (b) Mortgagee is reasonably satisfied that there are sufficient proceeds (including any sums deposited by Mortgagor with Mortgagee) to complete restoration of the improvements constructed on the Mortgaged Property to substantially the same value and character as existed prior to such damage, (c) Mortgagee is reasonably satisfied that restoration can be substantially completed at least ninety (90) days prior to the maturity date of the Notes, (d) the insurers do not deny liability as to the insureds, (e) Mortgagor’s rent loss or business interruption insurance coverage (as applicable) and cash flow is sufficient to pay the monthly installments due under the Notes and the real estate taxes and the hazard insurance, between the date of occurrence of the casualty and the date of completion of the restoration work as estimated by Mortgagee in its reasonable discretion, and (f) Mortgagor complies with the following terms and conditions:

(i) Prior to commencement of restoration, the contracts, contractors, and plans and specifications for the restoration shall have been reasonably approved by Mortgagee;

(ii) The net proceeds shall be deposited in a restricted account established by and in the name of Mortgagee (the “Restoration Account”). Prior to commencement of restoration, if the estimated cost of restoration, as reasonably determined by Mortgagee, exceeds the amount of insurance proceeds or condemnation proceeds awarded for the cost of such restoration, the amount of such excess shall be paid by Mortgagor to Mortgagee for deposit in a separate cash collateral account with Mortgagee and shall be expended before any funds in the Restoration Account. All insurance or condemnation proceeds, if any, remaining after completion of repairs or restoration shall be paid to Mortgagor;

(iii) At the time of any disbursement no Event of Default shall be in existence, no mechanics’ or materialmen’s liens shall have been filed and remain undischarged, and a satisfactory bring down of title insurance shall be delivered to Mortgagee; and

(iv) Disbursements shall be made in accordance with and subject to the terms and conditions contained in the Loan Agreement for Loan advances.

7. Taxes and Other Charges: Mortgagor shall pay when due and payable and before interest or penalties are due thereon, all taxes, assessments, water and sewer rents and all other charges or claims which may be assessed, levied, or filed at any time against Mortgagor, the Mortgaged Property or any part thereof or against the interest of Mortgagee therein, or which by any present or future law may have priority over the indebtedness secured hereby either in lien or in distribution out of the proceeds of any judicial sale, and Mortgagor shall produce receipts for the payment thereof within thirty (30) days of the date such payments are due; provided that if Mortgagor in good faith and by appropriate legal action shall contest the validity of any such item, or the amount thereof unless such amount shall have been already paid to the applicable authority in connection with such contest, and shall have established on its books or by deposit of cash with Mortgagee, as Mortgagee may elect a reserve for the payment thereof in such amount as Mortgagee may reasonably require, then Mortgagor shall not be required to pay the item or to produce the required receipts while the reserve is maintained and so long as the contest operates to prevent collection, is maintained and prosecuted with diligence, and shall not have been terminated or discontinued adversely to Mortgagor. If such contest is terminated or discontinued adversely to Mortgagor, Mortgagor shall promptly (and in all events at least thirty (30) days before any of the Mortgaged Property may be sold because of non-payment of such tax or charge) pay, to the extent not already paid, such contested tax or charge and all costs and penalties and deliver evidence of such payment acceptable to Mortgagee promptly thereafter.

8. Installments for Insurance, Taxes and Other Charges: After and during the continuance of an Event of Default hereunder, at Mortgagee’s written election: Mortgagor shall deposit with Mortgagee, with each payment of principal and interest, an amount equal to one- twelfth (1/12) of the annual real estate taxes, water and sewer rents, any special assessments, charges or claims, annual insurance premiums, and any other item which at any time may be or become a lien upon the Mortgaged Property prior to the lien of this Mortgage; and on demand from time to time Mortgagor shall pay to Mortgagee any additional sums necessary to pay such taxes and other items. No amount so paid shall be deemed to be trust funds but may be commingled with general funds of Mortgagee, and no interest shall be payable thereon. If, pursuant to any provision of this Mortgage, the whole amount of the unpaid principal debt becomes due and payable, Mortgagee shall have the right, at its election, to apply any amount so held against the entire indebtedness secured hereby in such order and amounts as Mortgagee in its sole discretion may elect.

9. Security Agreement: This Mortgage constitutes a security agreement under the Uniform Commercial Code in effect in the state in which the Mortgaged Property is located and creates a security interest in the personal property included in the Mortgaged Property, Mortgagor shall execute, deliver, file and refile any financing statements or other security agreements Mortgagee may require from time to time to confirm the lien of this Mortgage with respect to such property. Without limiting the foregoing, Mortgagor irrevocably appoints Mortgagee attorney-in-fact for Mortgagor to execute, deliver and file such financing statements and other instruments for and on behalf of Mortgagor.

10. Compliance with Law and Regulations: Mortgagor shall promptly comply with all applicable laws, ordinances, regulations and orders of all Federal, State, municipal and other governmental authorities relating to the Mortgaged Property within 30 days after written notice of such requirements are given to Mortgagor by such governmental authority; provided, however, that: (i) Mortgagor shall have the right, in good faith, to challenge any such requirement so long as Mortgagor pursues such challenge with all due diligence, in which event such 30-day period shall be extended until such challenge operates to suspend, under applicable law, Mortgagor’s obligation to comply with such requirement has been resolved; and (ii) if such challenge is discontinued or is decided adversely to Mortgagor, then Mortgagor shall promptly comply with such requirement;

11. Inspection; Appraisals and Environmental Audits:

(a) Mortgagee and any persons authorized by Mortgagee shall have the right at any time, and from time to time, upon reasonable notice to Mortgagor, to enter the Mortgaged Property at reasonable hours to inspect and photograph its condition and state of repair.

(b) if from time to time Mortgagee obtains appraisals and reappraisals and/or environmental audits of the Mortgaged Property as a result of any federal, state or local law applicable to Mortgagee, or pursuant to the written internal policy requirements of Mortgagee (but no more frequently than one time every three (3) years), then the fees and costs of such appraisals, reappraisal and/or audits shall be borne by Mortgagor, shall be due and payable upon notice to Mortgagor and Mortgagor’s obligations to pay such fees and costs upon demand shall be secured by this Mortgage.

(c) After and during the continuance of an Event of Default, Mortgagee, at its option, may cause an environmental audit and/or appraisal of the Mortgaged Property to be made at Mortgagor’s expense by an environmental engineer and/or appraiser selected by Mortgagee, and Mortgagor’s obligations to pay such expense upon demand shall be secured by this Mortgage.

12. Declaration of No Set Off: Within ten (10) days after a request by Mortgagor or Mortgagee, the applicable party shall certify to the other party or to any proposed assignee of this Mortgage, in a writing duly acknowledged, the amount of principal, interest and other charges then owing on the obligation secured by this Mortgage and whether to its knowledge there are any setoffs or defenses against it.

13. Due on Sale Clause:

(a) Subject to Section 13(b) hereof, in the event of any sale, conveyance or other transfer of (1) all or any portion of the Mortgaged Property such that any party other than Mortgagor acquires any legal or beneficial interest in, or any right to possession of the Mortgaged Property (other than space leases in the Mortgaged Property with third party tenants entered into in accordance with the terms of that certain Assignment of Rents and Leases of even date herewith made by Mortgagor in favor of Mortgagee (the “Assignment”)), or any part thereof; or (2) all or any direct or indirect interest in Mortgagor or in any entity owning any interest in Mortgagor, including transfers by operation of law (except for transfers of interests upon death or incapacity), Mortgagee may, at its option, declare the debt secured by this Mortgage to be immediately due and payable.

(b) Notwithstanding the foregoing, transfers of direct and indirect interests in Mortgagor or in any entity owning any interest in Mortgagor shall be permitted without Mortgagee’s consent, provided that: (i) Guarantor, or if Guarantor becomes deceased or incapacitated, a person or entity satisfactory to Mortgagee in its sole discretion, continues to Control (as defined herein) the operations and management of Mortgagor; (ii) Mortgagor provides at least thirty (30) days’ prior written notice to Mortgagee of such transfer which notice shall include copies of all draft documents effectuating such transfer, a statement detailing such transfer and if such transfer will result in one or more parties owning twenty percent (20%) or more of the direct or indirect ownership interests in Mortgagor, and such information regarding the transferee(s) as Mortgagee may reasonably request in order for Mortgagee to perform its necessary searches under OFAC, the Patriot Act, and all know your customer procedures of Mortgagee; (iii) Mortgagor shall provide to Mortgagee copies of all executed documentation evidencing such transfer within thirty (30) days of the effective date thereof; and (iv) the results of each OFAC, Patriot Act, and know your customer searches are satisfactory to Mortgagee in its sole discretion. Nothing in this section shall allow any transfer that would cause Mortgagee to be in violation of OFAC, the Patriot Act, or any similar laws. As used herein, Control or Controlled’’ shall mean the power to direct or cause the direction of the management and policies of an entity, directly or indirectly, through the ownership of voting securities or other beneficial interest, entitlement to participate in or veto major decisions, by contract or otherwise.

(c) Mortgagor understands that, except as set forth in subsection (b) above, Mortgagee is under no obligation to consent to any transfer and that Mortgagee may, as a condition precedent to any approval of any transfer which Mortgagee may in its discretion decide to give, insist upon payment of a substantial fee, an increase in the interest rate payable on the mortgage debt, additional collateral and/or additional guarantees, or some other consideration satisfactory to Mortgagee.

14. Subordinate Liens: Without the prior written consent of Mortgagee, Mortgagor shall not create or cause or permit to exist any lien on or security interest in the Mortgaged Property or any part thereof, and Mortgagor shall not otherwise incur any indebtedness for money borrowed to improve the Mortgaged Property or any part thereof. Any violation of the foregoing limitation, at the option of Mortgagee, shall be deemed an Event of Default hereunder if not cured within thirty (30) days after receipt of notice from Mortgagee.

15. Right to Remedy Defaults: If Mortgagor fails to pay taxes, assessments, water and sewer charges or other lienable claims (except in the case of a contest as aforesaid) or insurance premiums, or fails to make necessary repairs or permits waste, or otherwise fails to comply with its obligations under this Mortgage or any of the other Loan Documents, then Mortgagee, at its election and after ten (10) days written notice to Mortgagor, shall have the right to make any payment or expenditure which Mortgagor should have made, or which Mortgagee deems commercially advisable to protect the security of this Mortgage or the Mortgaged Property, without prejudice to any of the Mortgagee’s rights or remedies available hereunder or otherwise, at law or in equity. All such sums, as well as costs, advanced by Mortgagee pursuant to this Mortgage shall be due immediately from Mortgagor to Mortgagee, shall be secured hereby, and shall bear interest at the Default Rate (as defined in the Notes) from the date of payment by Mortgagee until the date of repayment.

16. Remedies:

(a) Upon the occurrence and during the continuance of an Event of Default, the entire unpaid balance of principal, accrued interest and all other sums secured by this Mortgage shall become immediately due and payable, at the option of Mortgagee, without further notice or demand.

(b) When the entire indebtedness shall become due and payable, either because of maturity of the Notes or because of the occurrence of any Event of Default, or otherwise, then forthwith:

(i) Foreclosure: Mortgagee may institute an action of mortgage foreclosure, or take such other action at law or in equity for the enforcement of this Mortgage and realization on the Mortgaged Property or any other security herein or elsewhere provided for, as the law may allow, and may proceed therein to final judgment and execution for the entire unpaid balance of the principal debt, with interest at the rate(s) stipulated in the Notes, together with all other sums due from Mortgagor in accordance with the provisions of the Notes, this Mortgage and the other Loan Documents, including all sums which may have been loaned by Mortgagee to Mortgagor after the date of this Mortgage, and all sums which may have been advanced by Mortgagee for taxes, water or sewer rents, other lienable charges or claims, insurance or repairs or maintenance, all costs of suit and attorneys’ commission for fees and expenses actually incurred. Mortgagor authorizes Mortgagee at its option to foreclose this Mortgage subject to the rights (if any) of any tenants of the Mortgaged Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceedings instituted by Mortgagee to recover the indebtedness secured hereby or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

(ii) Possession: Mortgagee may enter into possession of the Mortgaged Property, with or without legal action, and, to the extent permitted by law, by force if necessary, or, in the alternative, Mortgagee shall be entitled to appointment of receiver without regard to (A) the solvency of Mortgagor or any other person liable for the debt secured hereby, or (B) whether there has been or may be any impairment of the value of the Mortgaged Property or any other collateral for the debt (Mortgagor acknowledges that the right to appointment of a receiver is a specific inducement to Mortgagee to enter into the transaction referred to in this Mortgage), and may rent the Mortgaged Property, or any part thereof, for such term or terms and on such other terms and conditions as Mortgagee or such receiver may deem commercially reasonable, in its sole discretion, collect all rentals (which term shall also include sums payable for use and occupation) and, after deducting all costs of collection and administration expense, apply the net rentals to the payment of taxes, water and sewer rents, other lienable charges and claims, insurance premiums and all other carrying charges, and to the maintenance, repair or restoration of the Mortgaged Property, or in reduction of the principal or interest, or both, hereby secured, in such order and amounts as Mortgagee or said receiver may elect; and for that purpose Mortgagor hereby assigns to Mortgagee all rentals and fees due and to become due under any existing or future leases or rights to use and occupation of the Mortgaged Property, as well as all rights and remedies provided in such leases or licenses or at law or in equity for the collection of the rentals. Any lease or license entered into by Mortgagee or said receiver pursuant to this Section shall survive foreclosure of this Mortgage and/or repayment of the Notes, except to die extent any applicable lease may provide otherwise.

(c) Upon the occurrence of any Event of Default and during the continuance thereof, Mortgagee shall have the right, from time to time, to bring an appropriate action to recover any sums required to be paid by Mortgagor under the terms of this Mortgage, as they become due, without regard to whether or not the principal indebtedness or any other sums secured by the Notes and this Mortgage shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action to foreclose this Mortgage or any other action for any Event of Default by Mortgagor existing at the time the earlier action was commenced.

(d) Any real estate sold to satisfy the indebtedness secured hereby may be sold in one parcel, as an entirety, or in such parcels, and in such manner or order as Mortgagee, in its sole discretion, may elect.

(e) Neither Mortgagor nor any other person now or hereafter obligated for payment of all or any part of the sums now or hereafter secured by this Mortgage shall be relieved of such obligation by reason of the failure of Mortgagee to comply with any request of Mortgagor or of any other person so obligated to take action to foreclose on this Mortgage or otherwise enforce any provisions of the Mortgage or the Notes, or by reason of the release, regardless of consideration, of all or any part of the security held for the indebtedness secured by this Mortgage, or by reason of any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending the time of payment or modifying the terms of the Mortgage or Notes without first having obtained the consent of Mortgagor or such other person; and in the latter event the Mortgagor and all such other persons shall continue to be liable to make payments according to the terms of any such extension or modification agreement, unless expressly released and discharged in writing by Mortgagee. No release of all or any part of the security as aforesaid shall in any way impair or affect the lien of this Mortgage or its priority over any subordinate lien.

(f) The specific remedies set forth above are intended to be in addition to, and not in limitation of, such remedies as may be available to Mortgagee by statute, or under the applicable rules of civil procedure, or at common law. Mortgagee may exercise some or all of its remedies concurrently, including separate and concurrent actions on the Notes, this Mortgage, the other Loan Documents and any guaranty, to the extent it is permitted by law to do so. If Mortgagee shall fail to exercise any remedy it may have by reason of an Event of Default, such failure shall not constitute a waiver of such Event of Default.

17. Counsel Fees: If Mortgagee becomes a party to any suit or proceeding affecting the Mortgaged Property or title thereto, the lien created by this Mortgage or Mortgagee’s interest therein (including any proceeding in the nature of eminent domain) or if Mortgagee engages counsel to collect any of the indebtedness or to enforce performance of the provisions of this Mortgage, the Notes or any other Loan Document, or otherwise engage counsel to review any request or inquiry from Mortgagor after the date hereof, then Mortgagee’s reasonable costs, expenses and attorneys’ fees actually incurred, whether or not suit is instituted, shall be paid to Mortgagee by Mortgagor, on demand, with interest at the rate provided in the Notes, and until paid they shall be deemed to be part of the indebtedness evidenced by the Notes and secured by this Mortgage.

18. Notices: All notices to be given to a party hereunder shall be in writing, and shall be deemed to have been sufficiently given for all purposes when sent by registered or certified mail, return receipt requested, postage prepaid or by a recognized courier service with guaranteed overnight delivery, at such party’s address as set forth in the caption to this Mortgage. Such notice shall be deemed given upon receipt or refusal, as applicable. Any notice of any change in address shall also be given in the manner set forth above.

19. Amendment: This Mortgage cannot be changed or amended except by agreement in writing signed by the party against whom enforcement of the change is sought.

20. Parties Bound: This Mortgage shall be binding upon Mortgagor and its successors and assigns and shall inure to the benefit of Mortgagee, its successors and assigns. For purposes of this Mortgage, the neuter shall include the masculine and the feminine and the singular shall include the plural and the plural the singular, as the context may require.

21. Joint and Several Liability: If Mortgagor be more than one person, all agreements, terms, conditions, warrants of attorney, waivers, releases, rights and benefits made or given by Mortgagor shall be joint and several, and shall bind and affect all persons who are defined as “Mortgagor” as fully as though all of them were specifically named herein wherever the word “Mortgagor” is used.

22. Interest Rate:

(a) Notwithstanding any provision contained in this Mortgage or in the Notes, Mortgagor’s liability for interest shall not exceed the limits imposed by the applicable usury law. If any clause in the Notes or this Mortgage requires interest payments in excess of the highest interest rate permitted by the applicable usury law, the clause in question shall be deemed to require such payment at the highest interest rate allowed by the applicable usury law.

(b) In the event Mortgagee obtains any judgment against Mortgagor on this Mortgage or on the accompanying Notes, whether such judgment is obtained by confession or otherwise, interest shall accrue on the judgment in the same manner and at the same rate as provided in the Notes, notwithstanding any law, custom, or legal presumption to the contrary, subject only to subparagraph (a) above, until Mortgagee has received payment in full of all amounts due it pursuant to this Mortgage and the Notes.

23. Severability: Any provision of this Mortgage which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24. Waivers: Mortgagor hereby waives and releases:

(a) all procedural errors, defects and imperfections in any proceeding instituted by Mortgagee under the Notes, this Mortgage or any of the other Loan Documents; and

(b) all benefits that might accrue to Mortgagor by virtue of any present or future law exempting the Mortgaged Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any stay of execution, exemption from civil procedure or extension of time for payment.

25. Captions; Counterparts: The captions preceding the text of the paragraphs or subparagraphs or this Mortgage are inserted only for convenience of reference and shall not constitute a part of this Mortgage, nor shall they in any way affect its meaning, construction, or effect. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

26. Capitalized Terms: Capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Loan Agreement.

27. Advance Money Mortgage:

(a) This is an open-end mortgage within the meaning of 42 Pa. C.S. §8143 et seq. It secures money to be advanced to finance the costs of construction of certain improvements on the Mortgaged Property pursuant to the Loan Agreement. This Mortgage covers present and future advances in the aggregate amount of the indebtedness secured hereby, made by Mortgagee to or for the benefit of Mortgagor pursuant to the Loan Agreement and the lien of such future advances shall relate back to the date of this Mortgage. Notwithstanding the foregoing, to the maximum extent permitted by law, Mortgagor hereby unconditionally and irrevocably waives its right to submit a notice to Mortgagee under 42 Pa.C.S. §8143(c). In addition to the other remedies available under the Loan Documents, any advances made after receipt of any such notice, whether or not made pursuant to 42 Pa. C.S. §8143 and/or §8144, shall be secured hereby and shall relate back to the date when this Mortgage was left for recording with the recorder of deeds. In the event any person or entity shall submit a notice to Mortgagee under 42 Pa. C.S. §8143(b), in addition to the other remedies available under the Loan Documents, Mortgagor shall have the lien or encumbrance which is the subject of such notice removed of record in accordance with this Mortgage; and any advances made by Mortgagee after receipt of any such notice whether or not made under 42 Pa. C.S. §8143(b) shall be deemed to be obligatory advances made under, shall be secured hereby, and shall relate back to the date when this Mortgage was left for recording with the recorder of deeds. By placing or accepting any such lien or encumbrance against any or all of the Mortgaged Premises, the holder thereof shall be deemed to have agreed to the maximum extent permitted by law that its lien or encumbrance shall be subject and subordinate in lien priority to this Mortgage and to any subsequent advances made under the Loan Documents, to all accrued and unpaid interest and to all other sums secured hereby.

(b) In addition to the stated indebtedness, this Mortgage secures disbursements and other advances thereunder for the payment of taxes, assessments, maintenance charges, insurance premiums, costs incurred for the protection of the Mortgaged Property for the discharge of liens having priority over the lien of this Mortgage, for the curing of waste of the Mortgaged Property, for the indemnification obligations regarding environmental liabilities of the Mortgaged Property, and for the payment of service charge and expenses incurred by reason of default, including late charges, reasonable attorneys’ fee and court costs, together with all interest thereon, incurred by the Mortgagee by reason of default by the Mortgagor under this Mortgage or advances made under the Notes to enable completion of the improvements for which the construction loan evidenced by the Notes was originally made.

(c) Nothing in this Section 27 is intended to limit or restrict the obligations, indebtedness, liabilities, covenants, disbursements or advances that may be secured by this Mortgage.

(d) The preference and priority of the lien of this Mortgage and all matters secured hereby shall extend to any and all future modifications hereof, or of the obligations secured hereby, that have been recorded or filed in the proper office as provided by law, except for such modification as expressly increases the maximum principal amount that is specified in this Mortgage.

(e) Nothing herein shall be construed to limit any agreement between Mortgagee and Mortgagor as to the time period for the repayment of such existing indebtedness, future advances, interest, service charges and disbursements as aforesaid, as to other obligations, advances or disbursements that are secured hereby or as to any other terms and conditions of this Mortgage or any other Loan Document.

28. Governing Law: This Mortgage shall governed by and construed under the laws of the Commonwealth of Pennsylvania.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Mortgagor has duly executed this Mortgage under seal as of the day and year first above written.

MORTGAGOR:

165 TOWNSHIP LINE ROAD OWNER LLC, a Delaware limited liability company

By:	165 TOWNSHIP LINE ROAD MEMBER LLC, a Delaware limited liability company, its sole member

By:	165 Township Line Road Managing Member LLC, a Delaware limited liability company, its managing member

By:	JOSS Realty Partners B LLC, a Delaware limited liability company, its managing member

By:	/s/ Larry Botel
Larry Botel, Sole member

The address of the within named Mortgagee is:

1818 Beneficial Place

1818 Market Street, 21st Floor

Philadelphia, PA 19103

/s/ Signatory
On behalf of Mortgagee

STATE OF NEW YORK	:
	:	SS
COUNTY OF NEW YORK	:

On the 20th day of October in the year 2017 before me, the undersigned, personally appeared Larry Botel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the persons upon behalf of which the individual acted, executed the instrument.

/s/ Sabina Firestone
Notary Public

EXHIBIT A

Legal Description

ALL that certain tract or parcel of ground, Hereditaments and Appurtenances, situate in the Township of Cheltenham, County of Montgomery and State of Pennsylvania, described in accordance with a Record Plan, prepared for Pitcairn, Incorporated, by Chambers Associates, Inc., Consulting Engineers and Surveyors, Center Square, Pennsylvania, dated August 16, 1983, last revised January 5, 1984, recorded in Plan Book A-45, Page 173, as follows, to wit:

BEGINNING at a concrete monument set on the Ultimate Right-of-Way Line of Township Line Road, 35 feet from its centerline, said point also being the following (2) courses and distances from the intersection of the centerlines of Washington Lane and Township Line Road: (I) in a northwesterly direction, along the centerline of Township Line Road, 821.66 feet to a point; and (2) leaving said centerline, South 43 degrees, 8 minutes, 0 seconds West, 35 feet; thence from said point of beginning, along lands now or formerly of Lefebvre, South 43 degrees, 8 minutes, 0 seconds West, 145.01 feet to a point; thence continuing along lands partially of Lefebvre and partially of others as shown on the above-mentioned Plan and also on or along a stone wall, South 46 degrees, 19 minutes, 0 seconds East, 260 feet to a point; thence along lands now or formerly of Mid-Island Properties, Inc. and Sylvan M. Cohen, South 45 degrees, 41 minutes, 0 seconds West, 593.71 feet to a point; thence along lands of the North Pennsylvania Railroad, the following (3) courses and distances: (1) North 12 degrees, 0 minutes, 41 seconds West, 278.83 feet to a point (2) North 26 degrees, 24 minutes, 36 seconds East, 16,05 feet to a point; and (3) North 11 degrees, 43 minutes, 57 seconds West, 908.49 feet to a concrete monument set on the Ultimate Right-of-Way Line of Greenwood Avenue, 25 feet from its centerline; thence along said Right-of-Way Line, South 87 degrees, 18 minutes, 35 seconds East, 31.66 feet to a point of curvature; thence along an arc of a circle curving to the right with a radius of 120 feet, an arc distance of 85.86 feet to a point of tangency on the above-mentioned Ultimate Right-of-Way Line of Township Line Road; thence along same, South 46 degrees, 19 minutes, 0 seconds East, 639.76 feet to the point of BEGINNING.

Parcel ID: 31-00-26662-00-1

A-1